Exhibit 10.2
Amendment No. 1 to
Asset Purchase Agreement
This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”) is hereby entered into as of October 15, 2010 by and between Advanced Energy Industries, Inc., a Delaware corporation (“Seller”), and Hitachi Metals, Ltd., a Japanese corporation (the “Buyer”).
WHEREAS,
1.	The Buyer and the Seller have previously entered into an Asset Purchase Agreement dated July 21, 2010 (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

2.	The Purchased Assets to be acquired by the Seller under the Purchase Agreement include certain Inventory, Equipment and other tangible and personal property Related to the Business located at the Buyer’s manufacturing facility in Shenzhen, China, and as set forth on Attachment “A” hereto (the “China Assets”).

3.	Because the Buyer does not have operations in China as of the Closing, the Buyer is unable to acquire legally the China Assets from Seller at the Closing.

4.	The Buyer and the Seller desire to confirm their understanding and to amend the Purchase Agreement as applicable to provide (i) that the purchase and sale of the China Assets shall occur following the Closing Date, and (ii) that the Cash Consideration shall be reduced by the amount of purchase price for the China Assets agreed upon by the Buyer and the Seller, all as provided in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Buyer and the Seller agree as follows:
Article 1 China Assets
Notwithstanding any provisions to the contrary in the Purchase Agreement, the Seller shall not sell, assign, transfer, convey or deliver the China Assets to the Buyer at Closing, and the Buyer shall purchase the China Assets, as listed in Attachment “A” hereto, as soon as practicable following the date on which the Buyer commences manufacturing of the Flow Products at a facility located outside of China, but in no event later than April 1, 2012 (such date or dates being the “China Asset Closing Dates”); provided, however, that, in the event the Buyer has not begun manufacturing Flow Products at a facility located outside of China on or prior to April 1, 2012, the Buyer may extend the final China Asset Closing Date to a date not later than April 1, 2012 provided that the Buyer has been and is continuing to use commercially reasonable efforts to begin manufacture of Flow Products at such a facility by April 1, 2012.

Article 2 China Asset Purchase Price
The Buyer and the Seller agree that the aggregate consideration to be paid by the Buyer to the Seller for the China Assets is $352,353 USD, all or a pro rata portion of which shall be paid by the Buyer on each China Asset Closing Date to the account designated by the Seller or in the manner as required by the Seller.
Article 3 Closing
Both parties confirm that the Closing Date under the Purchase Agreement shall be October 15, 2010. The Buyer and the Seller further agree that Section 2.5(a)(i) of the Purchase Agreement shall be amended to provide that the amount of the Cash Consideration to be paid by the Buyer to the Seller on the Closing Date shall be $44,871,545, subject to adjustment as provided in Section 2.6 of, and to the other terms and conditions contained in, the Purchase Agreement, and subject to a post closing adjustment in accordance with the Closing Inventory Statement, dated October 13, 2010.
On each China Asset Closing Date both parties agree that all or a portion of the China Assets as listed in Attachment “A” will be sold, assigned, transferred, conveyed and delivered to the Buyer (and on the final China Asset Closing Date all of the remaining China Assets as listed in Attachment “A” will be sold, assigned, transferred, conveyed and delivered to the Buyer) and agree to execute such additional documents of transfer, including the form of China Asset Transfer Agreement attached hereto as Attachment “B”, as may be necessary to effect the transfer of the China Assets to the Buyer and to vest in the Buyer good, valid and marketable title to all the China Assets free and clear of all Liens. The Buyer will be held responsible for the damage risks of the China Assets during delivery. The sale of the China Assets shall be EX Works Seller’s manufacturing facility, Shenzhen, China.
Article 4 General
Except as modified herein, the terms and conditions of the Purchase Agreement shall remain unchanged and are hereby ratified and confirmed. All references to the Purchase Agreement from and after the date herein shall refer to the Purchase Agreement as amended by this Amendment.
This Amendment shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law, or conflict of Laws, rules, or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.
This Amendment may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The parties agree that the delivery of this Amendment may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

IN WITNESS WHEREOF, both parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.
[Signing page]

HITACHI METALS, LTD.
By:	/s/ Junichi Kamata
Name:	Junichi Kamata
Title:	Managing Officer, Ctenehal Manager Fine Flow Div

ADVANCED ENERGY INDUSTRIES, INC.
By:	/s/ Tom McGimpsey
Name:	Tom McGimpsey
Title:	Vice President

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